Exhibit 99.1

VIRGIN MEDIA — NINE MONTHS AND THIRD QUARTER 2012 RESULTS

STRONG CUSTOMER GROWTH UNDERPINS SOLID FINANCIAL PERFORMANCE

London, England, October 23, 2012 — Virgin Media Inc. (NASDAQ: VMED; LSE: VMED) announces results for the nine months and quarter ended September 30, 2012.

Solid financial performance

•                              Revenue up 3.1% to £3,061m for the nine months

•                  Revenue up 2.8% to £1,028m for the quarter

•                              OCF(1) up 3.8% to £1,211m for the nine months

•                  OCF up 6.1% to £423m for the quarter

•                  Operating income of £491m for the nine months; £180m for the quarter

•                  Net income of £196m for the nine months; £124m for the quarter

•                              FCF(2) down 6.3% to £336m for the nine months; down 11% to £120m for the quarter

•                  Net cash provided by operating activities of £808m for the nine months; £365m for the quarter

Multiple sources of high quality revenue growth

•                              Net cable customer additions of 39,500 in the quarter, up from 6,300

•                  Churn down from 1.7% to 1.4% in the quarter

•                              Cable ARPU up 1.8% to £48.73 in the quarter

•                              On-going improvement of customer base mix in the quarter

•                  TiVo customers increased 205,900 to 1.14m; now 30% of TV base

•                  52,200 increase in the paying TV base(3)

•                  Superfast broadband customers (30Mb and above) increased 452,900 to 1.8m, now 42% of broadband base

•                              Mobile revenue down 3.1% to £137m in the quarter

•                              Business division revenue up 9.5% to £169m in the quarter

Capital Return programme continued

•                              £113m of stock buybacks executed in Q3; £122m remaining buyback authority this year

•                              Tendering for up to $1.6bn of high coupon unsecured debt to reduce interest costs and lengthen debt maturities

Neil Berkett, Chief Executive Officer of Virgin Media, said: “This has been a quarter where continued strong demand for superfast broadband and TiVo has led to lower churn and meaningful cable customer growth. Combined with progress in our business division, we have again delivered solid financial progress with continued revenue and OCF growth, translating into strong Free Cash Flow and shareholder returns.”

Note: The notes preceding the Appendices relating to non-GAAP financial measures and other matters and the Appendices to this earnings release are considered an integral part of the financial and operational information in this release. Financial and statistical information is as at and for the three months ended September 30, 2012, unless otherwise stated. Comparisons of financial and operating statistics are to the third quarter of 2011, unless otherwise stated. Where financial information is given for the nine months ended September 30, 2012, any comparisons are to the nine months ended September 30,  2011, unless otherwise stated.

Contacts

Investor Relations:

Richard Williams:	+44 (0)1256 753037 / richard.williams@virginmedia.co.uk
Vani Bassi:	+44 (0)1256 752347 / vani.bassi@virginmedia.co.uk
Phil Rudman:	+44 (0)1256 752677 / phil.rudman@virginmedia.co.uk

Media:

Gareth Mead:	+44 (0) 20 7909 3289 / gareth.mead@virginmedia.co.uk

Tavistock

Matt Ridsdale:	+44 (0) 20 7920 3150 / mridsdale@tavistock.co.uk
Lulu Bridges:	+44 (0) 20 7920 3150 / lbridges@tavistock.co.uk

Conference call details

There will be a conference call today for analysts and investors in London at 1pm UK time / 8am ET, which can be accessed live on the Company’s website, www.virginmedia.com/investors. Analysts and investors can also dial in on +1 646 254 3360 in the United States or +44 (0) 20 7784 1036 outside of the US - passcode 7849656# for all participants. The conference call replay will be available approximately two hours after the end of the call until midnight on Tuesday, October 30, 2012. The dial-in replay number for the US is: +1 347 366 9565 and the international dial-in replay number is: +44 (0)20 3427 0598 - passcode: 7849656#.

Forward-looking statements

This release contains certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Please refer below to “Safe Harbour Statement under the U.S. Private Securities Litigation Reform Act of 1995” for a more detailed discussion regarding these forward-looking statements.

SUMMARY FINANCIAL RESULTS

	3 Months ended		9 Months ended
	Sept 30, 2012	Sept 30, 2011	Sept 30, 2012	Sept 30, 2011
	£m	£m	£m	£m
Revenue
Cable	704.7	685.0	2,089.2	2,033.3
Mobile	136.8	141.2	411.6	410.7
Non-cable	17.6	19.8	55.0	59.8
Consumer segment - Total	859.1	846.0	2,555.8	2,503.8
Business segment	168.6	154.0	505.0	464.3
Total Revenue	1,027.7	1,000.0	3,060.8	2,968.1

OCF	422.7	398.3	1,211.3	1,166.5

Operating income	180.0	128.4	490.5	373.9

FCF	120.0	135.5	335.5	358.1

Net cash provided by operating activities	364.5	297.0	807.6	854.7

SELECTED CONSUMER OPERATIONS STATISTICS

	Sept 30, 2012	Sept 30, 2011	Sept 30, 2012	Sept 30, 2011
	000’s	000’s	000’s	000’s

Consumer cable customers	4,851.6	4,790.6	4,851.6	4,790.6

Consumer cable products
Broadband	4,209.5	4,072.9	4,209.5	4,072.9
Television	3,778.4	3,762.0	3,778.4	3,762.0
Telephone	4,157.7	4,141.0	4,157.7	4,141.0
	12,145.6	11,975.9	12,145.6	11,975.9

Mobile - contract	1,670.9	1,421.4	1,670.9	1,421.4

	3 Months ended		9 Months ended
	Sept 30, 2012	Sept 30, 2011	Sept 30, 2012	Sept 30, 2011
	000’s	000’s	000’s	000’s

Consumer cable customer net additions (disconnections)	39.5	6.3	46.0	(9.5)

Net consumer cable product additions (disconnections)
Broadband	56.9	24.3	106.6	61.8
Television	10.7	(5.7)	15.3	(16.8)
Telephone	9.4	(14.0)	25.1	(20.8)
	77.0	4.6	147.0	24.2

Mobile - contract	29.0	74.8	147.0	210.6

Cable ARPU	£48.73	£47.86	£48.17	£47.14

Mobile ARPU	£14.72	£15.22	£14.84	£14.73

OVERVIEW

Sustainable revenue growth

Total revenue increased 2.8% in the quarter to £1,028m due to growth in both consumer and business segments. Gross margin(4) improved by 4.4% to £624m. SG&A remained relatively flat at £202m, resulting in OCF of £423m, up 6.1%. Operating income increased 40% to £180m and net income was £124m, compared to a net loss of £74m in the third quarter last year.

Free Cash Flow was down 11% to £120m reflecting the incremental capital investment in our broadband speed upgrade programme. Net cash provided by operating activities was up 23% to £365m.

Continued cable revenue growth

Consumer cable revenue increased 2.9% to £704.7m, reflecting 1.8% cable ARPU growth and an increase of 1.3% in the size of our customer base.

The number of cable customers we serve grew by 39,500 during the quarter compared to 6,300 in Q3-11. Churn fell from 1.7% to 1.4% with gross disconnections down year-on-year for the fourth quarter in a row. These fell by 14% to 203,500.

We added a net 30,200 triple-play customers during the quarter with triple-play penetration increasing to 64.7%.

Strong superfast broadband and TiVo demand

Total broadband net additions in the quarter were 56,900 which is more than double as many as a year ago. We continued to add customers taking superfast speeds (30Mb and above) through new customers joining as well as upgrading existing customers. This superfast customer base increased by 452,900 during the quarter, taking the total to 1.8m or 42% of our broadband base.

Demand for even faster speeds remains strong with around 44% of new broadband subscribers taking speeds of 60Mb or higher during the quarter. We now have 837,500 customers on tiers between 50Mb and 120Mb.

Our programme to double the broadband speeds of over 4m customers continues with over 40% of our network upgraded for the new faster speeds as of October 22, 2012.

At the same time, the appeal of our TiVo service is driving pay TV growth. We added 205,900 more TiVo customers during the quarter to reach a total of 1.14m at the quarter-end, which represents 30% of our TV customer base. This uptake has helped to drive the overall number of paying TV customers, which increased by 52,200 in the quarter.

While TiVo demand remained strong, we managed the mix between new and existing customers to optimise returns resulting in lower net additions than in the previous quarter. However, we achieved our highest ever TiVo gross additions from new customers in the third quarter, whilst migrations and cross-sell only accounted for around 48% of TiVo gross additions. This compares to around 60% of TiVo gross additions coming from migrations and cross-sell in the previous four quarters.

In the coming weeks, we will be launching the latest enhancement to our Virgin Media TiVo service - Virgin TV Anywhere.  This new development will allow our TV customers to stream live channels to their iPhone or iPad, with even more available on their PC, Mac or laptop, including thousands of hours of on demand content. The iPad and online versions will also allow Virgin Media TiVo customers to tap into their TiVo boxes to record shows, manage their recordings and change their series links.

We also re-launched our on demand movie pay-per-view service as ‘Virgin Movies’.  The revitalised movie service offers over 500 of the latest films straight from the cinema as well as a massive catalogue of films available on-demand on TV or via the web with the online service available to everyone, including non-Virgin Media customers as well.

Mobile — sustained contract revenue growth

Mobile revenue was £136.8m, down 3.1% largely due to regulatory changes to mobile termination rates (“MTR”) which reduced the amount of inbound mobile revenue we received by approximately £7m in the quarter compared to Q3-11. Due to a similar associated reduction in interconnect costs for our mobile and fixed line businesses from these regulatory rates changes, the impact on group OCF was broadly neutral. A decline in prepay service revenue of 22% to £34.5m was partially offset by the 5.5% growth in contract service revenue to £99.2m.

We increased our contract mobile base by 28,900 in the quarter. Contract net additions slowed as we shifted focus in the quarter more towards quality customer growth with the launch of new all inclusive tariffs. We also focused handset investment more towards customer retention and particularly those customers coming out of contract at the end of their initial two-year term. We are planning a similar approach in the fourth quarter.

The total contract base increased 18% from a year ago to 1.7m, while our prepay subscriber base reduced by 24,100 compared to a decline of 138,300 in the comparable period last year.

At the quarter-end, we had approximately 809,800 cable households with at least one Virgin Mobile contract, which is up 22% year-on-year. These homes had around 1.2m contract mobiles. We also estimate we have a further 205,400 cable households with at least one of our prepay phones, meaning total mobile penetration of the cable base is around 21%, leaving a significant growth opportunity to cross-sell to the remaining 79%.

Quad-play penetration, where a household takes all three cable products and at least one mobile phone service, increased to around 15.6% of our residential cable customer base, compared to around 13.7% a year ago. We have approximately 757,000 quad-play customers, which is up 15% year-on-year.

Growing Business data

Virgin Media Business revenue of £168.6m was up 9.5% in the quarter. Revenue for the nine months was £505.0m, up 8.8%, which represented 44% of total group revenue growth for the nine months.

Continuing our strength in the Public Sector, we have recently been selected as supplier by the Yorkshire & Humberside Partnership Management Board.

As a result of our focus on mobile backhaul we have started to benefit from incremental revenue this quarter from an extension to our current MBNL deal for an additional aggregation network and an extra 150 sites on top of the 2,000 sites under the existing contract.

Capital Return Programme update

In July 2011, we announced a second phase capital return programme of up to £850m, which was increased in October 2011 by up to a further £250m following the sale of UKTV. The total second phase programme consists of up to £875m of share buybacks and up to £225m in transactions relating to our debt and convertible debt, which may be effected through open market, privately negotiated, and/or derivative transactions until the end of 2012. Combined with our previous capital return programme, this takes the cumulative total to £1.8bn, of which £1.25bn is for completed or expected share buybacks from mid-2010 to the end of 2012.

In July, we entered into a $175m capped accelerated stock repurchase programme (“ASR”) for a sterling cost of £113m, under which we have received approximately 5.9m shares thus far. The final number of shares that we will ultimately repurchase under this ASR will be determined on or before October 25, 2012.

We have £122m remaining for share buybacks authorised by our Board to the end of 2012, which represents approximately 2.5% of our equity market capitalisation as of October 21, 2012. As at September 30, 2012, we had 268.4m shares outstanding.

Approximately 24% of our share count at June 30, 2010 is expected to have been repurchased(5) by the end of 2012, assuming the full Board authority is used in 2012, based on the share price as of October 21, 2012.

On October 10, we announced the commencement of tender offers by our subsidiary Virgin Media Finance PLC (the “Issuer”) to purchase any and all of its dollar- and euro-denominated 9.50% Senior Notes due 2016 and up to $500 million aggregate principal amount of its dollar-denominated 8.375% Senior Notes due 2019 and its sterling-denominated 8.875% Senior Notes due 2019.

The total premium cost and fees of the tender are expected to be approximately £130m, which forms part of our £225 million second-phase Capital Return Programme, announced in July 2011, of which £175 million remains available to optimise Virgin Media’s outstanding debt structure. The purpose of the tender offers is to enable Virgin Media to lower its interest cost and enhance its capital structure by further extending its amortisation schedule. Virgin Media’s ongoing share buyback programme is still in place and is unaffected.

The terms and conditions of the tender offers are described in the Offer to Purchase dated October 10, 2012 distributed to holders of the Notes. The tender offers are subject to the satisfaction of a financing condition requiring the completion by Virgin Media Inc. or one of its subsidiaries of an offering of debt securities, a loan or other financing transaction, on terms satisfactory to Virgin Media, to raise sufficient funds for the Issuer to pay the total consideration for the Notes. Neither the tender offer for the 2016 Notes nor the tender offer for the 2019 Notes is conditioned upon successful completion of the other offer.

We remain on track to achieve our long-term net leverage, Net Debt to OCF(6), target of approximately 3.0x by mid-2013, as previously announced.

The transactions described above may be implemented by brokers for the company within certain pre-set parameters and purchases may continue during closed periods in accordance with applicable restrictions. The stock so acquired will be held in treasury or cancelled. Also, in connection with certain derivative and accelerated buyback transactions, the associated counterparties may hedge their liabilities through transactions in our common stock.

RESULTS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2012

Comparisons of financial and operating statistics are to the third quarter of 2011, unless otherwise stated.

TOTAL REVENUE

Total revenue was up 2.8% to £1,028m, due to growth in both the consumer and business segments.

CONSUMER SEGMENT

Cable

Cable revenue was up 2.9% at £704.7m, reflecting growth in both cable ARPU and the customer base.

Mobile

Mobile revenue was £136.8m, down 3.1% largely due to the regulated change in MTRs and the decline in prepay service revenue, partially offset by growth in contract service revenue.

Non-cable

Non-cable revenue was down £2.2m to £17.6m mainly due to a reduction in the customer base from 261,300 to 203,900.

BUSINESS SEGMENT

Business revenue was £168.6m, up 9.5%.

Retail data revenue was up 12.6% to £78.0m, following our strategy of focusing on increasing demand for data products.  Wholesale data revenue was up 36% at £45.5m due mainly to revenue from new contracts.

Retail voice revenue was down 13.3% to £32.7m, reflecting the continued structural decline in voice telephony. Wholesale voice revenue was up £1.0m to £5.0m. Local Area Network Solutions and other revenue was down £2.1m to £7.4m.

The nature of this segment is that significant contracts will cause some unevenness in our revenues as we continue to grow. For example, revenue growth in this quarter was helped by replacing and enhancing a contract with a key customer.

OPERATING COSTS AND SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (SG&A)

Operating costs (exclusive of depreciation) were £403.3m, up 0.4% as lower consumer cost of sales were partially offset by higher business cost of sales and higher network and other operating costs. Gross margin percentage grew from 59.8% to 60.8%.

SG&A was relatively flat, increasing by just 0.9% to £201.7m.

OPERATING INCOME BEFORE DEPRECIATION, AMORTIZATION, GOODWILL AND INTANGIBLE ASSET IMPAIRMENTS AND RESTRUCTURING AND OTHER CHARGES (OCF)

OCF was up 6.1% at £422.7m, mainly due to improved revenue and gross margin.

OPERATING INCOME

Operating income was £180.0m, up 40%, mainly due to improved revenue and gross margin and reduced amortization expense.

Depreciation expense was up 3.3% at £243.5m. The increase in depreciation expense was primarily a result of depreciation in respect of fixed asset additions with a generally shorter useful economic life than existing assets, combined with the acceleration of depreciation on certain assets that will no longer be required as a result of our re-tiering program, partially offset by fixed assets becoming fully depreciated.

No amortization expense was incurred, compared to £28.1m in the same quarter last year, as all intangible assets subject to amortization became fully amortized in the fourth quarter of 2011.

NET INCOME

Net income was £123.9m compared to a net loss of £73.8m in the third quarter last year. The improvement was mainly due to a third quarter gain of £44.0m on derivative instruments this year compared to a £59.3m loss in the third quarter last year. This gain was principally due to an increase in the value of our conversion hedges, which was driven by an increase in our share price during the quarter.

CAPITAL EXPENDITURE

Capital expenditure guidance

Excluding the incremental £110m investment in 2012 on our broadband speed upgrade that we announced in January, Virgin Media’s cash capital expenditure (purchase of fixed and intangible assets) will remain within current guidance of 15 to 17% of revenue for 2012 and for future years. In addition, it is expected that the cost of fixed assets acquired under leases will continue to be no greater than 2 to 3% of revenue per annum, in line with recent years. All other strategic growth opportunities will be met within this guidance.

Fixed assets

Fixed asset additions (accrual basis)(7) were up £19.8m to £203.2m mainly due to £23.3m spent on the broadband speed upgrade.

The total purchase of fixed and intangible assets was up £47.0m at £202.7m mainly due to the increase in fixed asset additions (accrual basis) and the timing of cash payments to suppliers, partially offset by increases in assets acquired under capital leases. Total purchase of fixed and intangible assets included £31.1m spent on the broadband speed upgrade.

Leasing

The total amount of fixed assets acquired under capital leases was £24.7m, representing 2.4% of revenue in the quarter. We made principal payments on capital leases of £21.5m and the capital lease balance increased from £241.0m at the end of the second quarter to £244.2m at the end of the third quarter.

The interest charge on capital leases was £3.6m during the quarter.

FREE CASH FLOW

Free Cash Flow was down 11% to £120.0m mainly due to higher purchase of fixed and intangible assets, partially offset by increased OCF and lower net interest expense. Net cash provided by operating activities was up 23% at £364.5m mainly due to increased operating income, a reduction in cash interest driven by the timing of payments on our debt, and a favourable change in operating assets and liabilities.

DEBT

As of September 30, 2012, total debt consisted of £750m outstanding under our Senior Credit Facility, £1,676m of Senior Notes, £2,582m of Senior Secured Notes, £541m of Convertible Senior Notes and £244m of capital leases and other indebtedness. Cash and cash equivalents were £113m. Net debt(8) was £5,679m at the quarter-end.

Interest expense was £100.2m, down 6.9% mainly due to a lower level of debt and lower average interest rates.

“Safe Harbour” Statement under the Private Securities Litigation Reform Act of 1995

Various statements contained in this document constitute “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “think”, “strategy,” and similar expressions identify these forward- looking statements, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by these forward-looking statements. These factors, among others, include the following:

•	We operate in highly competitive markets which may lead to a decrease in our revenue, increased costs, customer churn or a reduction in the rate of customer acquisition;
•	The sectors in which we compete are subject to rapid and significant changes in technology, and the effect of technological changes on our businesses cannot be predicted;
•	Our fixed line telephony is in decline and unlikely to improve;
•

A failure in our network and information systems could significantly disrupt our operations, which could have a material adverse effect on those operations, our business, our results of operations and financial conditions;

•	Unauthorized access to our network resulting in piracy could result in a loss of revenue;
•	We rely on third-party suppliers and contractors to provide necessary hardware, software or operational support and are sometimes reliant on them in a way which could economically disadvantage us;
•	The “Virgin” brand is not under our control and the activities of the Virgin Group and other licensees could have a material adverse effect on the goodwill towards us as a licensee;
•	Our inability to provide popular programming or to obtain it at a reasonable cost could potentially have a material adverse effect on the number of customers or reduce margins;
•	Adverse economic developments could reduce customer spending for our TV, broadband and telephony services and could therefore have a material adverse effect on our revenue;
•	We are subject to currency and interest rate risks;
•	We are subject to tax in more than one jurisdiction and our structure poses various tax risks;
•	Virgin Mobile relies on Everything Everywhere’s networks to carry its communications traffic;
•	We do not insure the underground portion of our cable network and various pavement-based electronics associated with our cable networks;
•

We are subject to significant regulation, and changes in the U.K. and EU laws, regulations or governmental policy affecting the conduct of our business may have a material adverse effect on our ability to set prices, enter new markets or control our costs;

•

We have substantial indebtedness which may have a material adverse effect on our available cash flow, our ability to obtain additional financing if necessary in the future, our flexibility in reacting to competitive and technological changes and our operations;

•	We may not be able to fund our debt service obligations in the future; and
•	The covenants under our debt agreements place certain limitations on our ability to finance future operations and how we manage our business;

These and other factors are discussed in more detail under “Risk Factors” and elsewhere in our annual report on Form 10-K for the year ended December 31, 2011, or the 2011 Annual Report, as filed with the U.S. Securities and Exchange Commission, or SEC, on February 21, 2012. We assume no obligation to update our forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Notes

Please see Appendix F for a reconciliation of all non-GAAP financial measures to their nearest GAAP equivalents.

(1) OCF is operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges. OCF is a non-GAAP financial measure and the most directly comparable GAAP measure is operating income.

(2) Free Cash Flow, or FCF, is OCF reduced by purchase of fixed and intangible assets, as reported in our statements of cash flows, and net interest expense, as reported in our statements of operations. FCF is a non-GAAP financial measure and the most directly comparable GAAP measure is net cash provided by operating activities.

(3) Paying TV base is our total TV customer base less those on packages which include a free TV service provided with a non-TiVo set top box.

(4)  Gross margin is revenue less operating costs. Gross margin percentage is revenue less operating costs, divided by revenue.

(5) Based on closing share price as of October 21, 2012 and 268.4m shares outstanding at September 30, 2012.

(6) Net Debt to OCF is Net Debt divided by OCF. It can be calculated on a last twelve months or on a quarterly annualized basis. On a last twelve months basis it is Net Debt divided by OCF for the last twelve months. On a quarterly annualized basis, it is Net Debt divided by OCF for the quarter multiplied by four. Net Debt and Net Debt to OCF are non-GAAP financial measures.

(7) Fixed asset additions (accrual basis) is the purchase of fixed and intangible assets as measured on an accrual basis, excluding asset retirement obligation related assets. Fixed asset additions (accrual basis) is a non-GAAP financial measure and the most directly comparable GAAP measure is purchase of fixed and intangible assets.

(8) Net Debt is long term debt inclusive of current portion, less cash and cash equivalents. Net debt is a non-GAAP financial measure and the most directly comparable GAAP measure is long term debt (net of current portion.)

Appendices:

A)                                  Financial Statements

•                                          Condensed Consolidated Statements of Comprehensive Income

•                                          Condensed Consolidated Balance Sheets

•                                          Condensed Consolidated Statements of Cash Flows

•                                          Quarterly Condensed Consolidated Statements of Comprehensive Income

•                                          Quarterly Condensed Consolidated Statements of Cash Flows

B1)                              Quarterly Segment Revenue and Contribution, OCF and Operating Income

B2)                              Quarterly Costs and Expenses

C1)                              Cable Operations Statistics

C2)                              Non-Cable Operations Statistics

C3)                              Mobile Operations Statistics

D)                                   Free Cash Flow Calculation (FCF)

E1)                               Fixed Asset Additions (Accrual Basis)

E2)                               Capital Lease Activity

F)                                     Use of Non-GAAP Financial Measures and Reconciliations to GAAP

A)  FINANCIAL STATEMENTS

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in £ millions, except per share data) (unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011

Revenue	£1,027.7	£1,000.0	£3,060.8	£2,968.1

Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	403.3	401.7	1,223.4	1,202.7
Selling, general and administrative expenses	201.7	200.0	626.1	598.9
Restructuring and other charges	(0.8)	6.2	4.1	7.7
Depreciation	243.5	235.6	716.7	694.6
Amortization	—	28.1	—	90.3
	847.7	871.6	2,570.3	2,594.2
Operating income	180.0	128.4	490.5	373.9

Other income (expense)
Interest expense	(100.2)	(107.6)	(304.4)	(335.3)
Loss on extinguishment of debt	—	(18.3)	(58.6)	(47.2)
Share of income from equity investments	—	3.6	—	18.6
Gain (loss) on disposal of equity investments	—	(8.0)	—	(8.0)
Gain (loss) on derivative instruments	44.0	(59.3)	67.9	(40.5)
Foreign currency gain (loss)	0.3	(13.0)	(5.5)	0.8
Interest income and other, net	0.2	0.5	6.5	83.8
Income (loss) from continuing operations before income taxes	124.3	(73.7)	196.4	46.1
Income tax (expense) benefit	(0.4)	(0.1)	(0.8)	(17.2)
Income (loss) from continuing operations	123.9	(73.8)	195.6	28.9
Loss on discontinued operations, net of tax	—	—	—	(1.2)
Net income (loss)	£123.9	£(73.8)	£195.6	£27.7

Per share amounts
Income (loss) from continuing operations
Basic earnings per share	£0.46	£(0.24)	£0.71	£0.09
Diluted earnings per share	£0.41	£(0.24)	£0.68	£0.09

Net income (loss)
Basic earnings per share	£0.46	£(0.24)	£0.71	£0.09
Diluted earnings per share	£0.41	£(0.24)	£0.68	£0.09

Dividends per share (in U.S. Dollars)	$0.04	$0.04	$0.12	$0.12

Total comprehensive income (loss)	£115.4	£(83.8)	£188.8	£(6.3)

CONDENSED CONSOLIDATED BALANCE SHEETS

(in £ millions, except par value)

	September 30,	December 31,
	2012	2011
	(unaudited)
Assets
Current assets
Cash and cash equivalents	£113.4	£300.4
Restricted cash	1.9	1.9
Accounts receivable - trade, less allowances for doubtful accounts of £8.8 (2012) and £10.9 (2011)	456.8	435.4
Derivative financial instruments	10.5	9.5
Prepaid expenses and other current assets	97.1	97.0
Total current assets	679.7	844.2
Fixed assets, net	4,546.5	4,602.7
Goodwill and other indefinite-lived assets	2,017.5	2,017.5
Derivative financial instruments	385.4	347.9
Deferred financing costs, net of accumulated amortization of £54.0 (2012) and £44.0 (2011)	64.7	75.7
Other assets	52.2	50.8
Total assets	£7,746.0	£7,938.8

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	£333.7	£304.4
Accrued expenses and other current liabilities	340.5	373.1
Derivative financial instruments	7.8	16.7
VAT and employee taxes payable	86.1	88.4
Interest payable	103.2	106.8
Deferred revenue	310.1	311.8
Current portion of long term debt	81.3	76.6
Total current liabilities	1,262.7	1,277.8
Long term debt, net of current portion	5,711.3	5,778.5
Derivative financial instruments	106.9	53.6
Deferred revenue and other long term liabilities	169.1	190.0
Total liabilities	7,250.0	7,299.9

Shareholders’ equity
Common stock - $0.01 par value; authorized 1,000.0 (2012 and 2011) shares; issued and outstanding 268.4 (2012) and 286.7 (2011) shares	1.4	1.6
Additional paid-in capital	3,618.7	3,866.6
Accumulated other comprehensive income	23.2	30.0
Accumulated deficit	(3,147.3)	(3,259.3)
Total shareholders’ equity	496.0	638.9
Total liabilities and shareholders’ equity	£7,746.0	£7,938.8

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in £ millions) (unaudited)

	Nine months ended
	September 30,
	2012	2011

Operating activities:
Net income	£195.6	£27.7
Loss from discontinued operations	—	1.2
Income from continuing operations	195.6	28.9

Adjustments to reconcile income from continuing operations to net cash provided provided by operating activities:
Depreciation and amortization	716.7	784.9
Non-cash interest	29.6	14.1
Share based compensation	17.1	17.2
Loss on extinguishment of debt, net of cash prepayment premiums	10.5	31.7
Income from equity accounted investments, net of dividends received	—	(0.6)
Unrealized gains on derivative instruments, net of cash settlements	(77.3)	29.6
Unrealized foreign currency (gain) loss	(1.1)	0.3
Loss on disposal of equity investments	—	8.0
Income taxes	4.1	21.7
Other	—	5.3
Changes in operating assets and liabilities, net of effect from business disposals	(87.6)	(86.4)
Net cash provided by operating activities	807.6	854.7

Investing activities:
Purchase of fixed and intangible assets	(572.4)	(479.3)
Proceeds from sale of fixed assets	2.1	1.5
Principal repayments on loans to equity investments	—	108.2
Acquisitions, net of cash acquired	(0.6)	(14.6)
Disposal of equity investments, net	(2.5)	241.0
Other	—	2.5
Net cash used in investing activities	(573.4)	(140.7)

Financing activities:
New borrowings, net of financing costs	415.6	977.2
Repurchase of common stock	(330.2)	(447.0)
Proceeds from employee stock option exercises, net of taxes reimbursed	(0.6)	14.4
Principal payments on long term debt	(414.3)	(1,265.6)
Principal payments on capital leases	(71.8)	(62.8)
Proceeds from settlement of cross currency interest rate swaps	2.3	65.5
Dividends paid	(20.7)	(23.7)
Net cash used in financing activities	(419.7)	(742.0)

Cash flow from discontinued operations:
Net cash used in operating activities	—	(10.4)
Net cash used in discontinued operations	—	(10.4)

Effect of exchange rate changes on cash and cash equivalents	(1.5)	(2.8)
(Decrease) increase in cash and cash equivalents	(187.0)	(41.2)
Cash and cash equivalents, beginning of period	300.4	479.5
Cash and cash equivalents, end of period	£113.4	£438.3

Supplemental disclosure of cash flow information
Cash paid during the period for interest exclusive of amounts capitalized	£268.6	£324.5

QUARTERLY CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in £ millions, except per share data) (unaudited)

	Three months ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2012	2012	2012	2011	2011

Revenue	£1,027.7	£1,026.9	£1,006.2	£1,023.7	£1,000.0

Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	403.3	403.2	416.9	402.9	401.7
Selling, general and administrative expenses	201.7	211.6	212.8	197.1	200.0
Restructuring and other charges	(0.8)	(0.5)	5.4	0.7	6.2
Depreciation	243.5	233.0	240.2	228.6	235.6
Amortization	—	—	—	28.1	28.1
Total costs and expenses	847.7	847.3	875.3	857.4	871.6
Operating income	180.0	179.6	130.9	166.3	128.4
Other income (expense)
Interest expense	(100.2)	(98.6)	(105.6)	(105.5)	(107.6)
Loss on extinguishment of debt	—	—	(58.6)	—	(18.3)
Share of income from equity investments	—	—	—	—	3.6
Gain (loss) on sale of equity investments	—	—	—	0.8	(8.0)
Gain (loss) on derivative instruments	44.0	(20.6)	44.5	(10.2)	(59.3)
Foreign currency gain (loss)	0.3	(1.4)	(4.4)	(3.2)	(13.0)
Interest income and other, net	0.2	6.0	0.3	(1.2)	0.5
Income (loss) from continuing operations before income taxes	124.3	65.0	7.1	47.0	(73.7)
Income tax (expense) benefit	(0.4)	(0.3)	(0.1)	1.2	(0.1)
Income (loss) from continuing operations	123.9	64.7	7.0	48.2	(73.8)
Discontinued operations
Loss on disposal, net of tax	—	—	—	—	—
Loss on discontinued operations, net of tax	—	—	—	—	—
Net income (loss)	£123.9	£64.7	£7.0	£48.2	£(73.8)

Per share amounts
Income (loss) from continuing operations
Basic earnings per share	£0.46	£0.23	£0.02	£0.16	£(0.24)
Diluted earnings per share	£0.41	£0.22	£0.02	£0.16	£(0.24)

Net income (loss)
Basic earnings per share	£0.46	£0.23	£0.02	£0.16	£(0.24)
Diluted earnings per share	£0.41	£0.22	£0.02	£0.16	£(0.24)

Average number of shares outstanding	269.8	276.2	282.3	294.1	310.4

Total comprehensive income (loss)	£115.4	£61.5	£11.9	£25.7	£(83.8)

QUARTERLY CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in £ millions, except per share data) (unaudited)

	Three months ended,
	September 30,	June 30,	March 31,	December 31,	September 30,
	2012	2012	2012	2011	2011

Operating activities
Net income (loss)	£123.9	£64.7	£7.0	£48.2	£(73.8)
Loss on discontinued operations	—	—	—	—	—
Income (loss) from continuing operations	123.9	64.7	7.0	48.2	(73.8)

Adjustments to reconcile net income (loss) from continuing operations to net cash provided by operating activities:
Depreciation and amortization	243.5	233.0	240.2	256.7	263.7
Non-cash interest	32.0	(20.3)	17.9	(3.6)	19.7
Share based compensation	3.4	6.1	7.6	5.3	2.9
Loss on extinguishment of debt, net of cash prepayment premiums	—	—	10.5	—	2.8
Income from equity accounted investments, net of dividends received	—	—	—	—	0.9
Unrealized losses (gains) on derivative instruments, net of cash settlements	(48.4)	17.6	(46.5)	(16.8)	53.4
Foreign currency (gains) losses	(0.4)	—	(0.7)	0.6	13.2
(Gain) loss on disposal of equity investments	—	—	—	(0.8)	8.0
Income taxes	1.1	1.6	1.4	(2.1)	1.5
Other	—	—	—	1.7	1.9
Changes in operating assets and liabilities	9.4	(71.7)	(25.3)	5.2	2.8
Net cash provided by operating activities	364.5	231.0	212.1	294.4	297.0

Investing activities
Purchase of fixed and intangible assets	(202.7)	(185.6)	(184.1)	(177.4)	(155.7)
Proceeds from the sale of fixed assets	0.4	0.8	0.9	0.7	0.3
Principal repayments on loans to equity investments	—	—	—	—	88.8
Acquisitions, net of cash acquired	—	—	(0.6)	—	(0.3)
Disposal of equity investments, net	—	—	(2.5)	2.4	241.0
Other	—	—	—	0.3	—
Net cash (used in) provided by investing activities	(202.3)	(184.8)	(186.3)	(174.0)	174.1

Financing activities
New borrowings, net of financing costs	—	99.7	315.9	(0.2)	49.6
Repurchase of common stock	(112.6)	(60.3)	(157.3)	(188.0)	(234.2)
Proceeds from employee stock option exercises, net of taxes reimbursed	1.5	—	(2.1)	3.1	8.5
Principal payments on long term debt	(100.1)	(0.1)	(314.1)	(50.1)	(340.5)
Principal payments on capital leases	(21.7)	(28.8)	(21.3)	(16.5)	(32.0)
Proceeds from settlement of cross currency interest rate swaps	—	—	2.3	—	65.5
Dividends paid	(6.6)	(7.1)	(7.0)	(7.4)	(7.9)
Net cash provided by (used in) financing activities	(239.5)	3.4	(183.6)	(259.1)	(491.0)

Cash flow from discontinued operations
Net cash used in operating activities	—	—	—	—	—
Net cash used in discontinued operations	—	—	—	—	—

Effect of exchange rate changes on cash and cash equivalents	(0.2)	0.2	(1.5)	0.8	—
(Decrease) increase in cash and cash equivalents	(77.5)	49.8	(159.3)	(137.9)	(19.9)
Cash and cash equivalents at beginning of period	190.9	141.1	300.4	438.3	458.2
Cash and cash equivalents at end of period	£113.4	£190.9	£141.1	£300.4	£438.3

Supplemental disclosure of cash flow information
Cash paid during the period for interest exclusive of amounts capitalized	£67.5	£114.5	£86.6	£110.7	£88.9

B1) QUARTERLY SEGMENT REVENUE AND CONTRIBUTION, OCF AND OPERATING INCOME

(in £ millions) (unaudited)

	Three months ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2012	2012	2012	2011	2011

Revenue
Consumer segment
Cable	£704.7	£706.1	£678.3	£688.5	£685.0
Mobile	136.8	136.4	138.5	142.2	141.2
Non-cable	17.6	18.4	19.0	19.9	19.8
Total	859.1	860.9	835.8	850.6	846.0
Business segment
Business	168.6	166.0	170.4	173.1	154.0

Total revenue	£1,027.7	£1,026.9	£1,006.2	£1,023.7	£1,000.0

Segment contribution
Consumer segment	£521.9	£513.7	£486.7	£518.5	£493.5
Business segment	95.5	91.7	91.2	102.9	90.1
Total segment contribution	617.4	605.4	577.9	621.4	583.6
Other operating and corporate costs	(194.7)	(193.3)	(201.4)	(197.7)	(185.3)
OCF (1)	422.7	412.1	376.5	423.7	398.3
Depreciation	(243.5)	(233.0)	(240.2)	(228.6)	(235.6)
Amortization	—	—	—	(28.1)	(28.1)
Restructuring and other charges	0.8	0.5	(5.4)	(0.7)	(6.2)
Consolidated operating income	£180.0	£179.6	£130.9	£166.3	£128.4

(1)   OCF is a non-GAAP financial measure.  See Appendix F for a discussion of the use of OCF as a non-GAAP financial measure and the reconciliation of OCF to GAAP operating income.

B2) QUARTERLY COSTS AND EXPENSES

(in £ millions) (unaudited)

	Three months ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2012	2012	2012	2011	2011

Costs and expenses
Operating costs
Consumer cost of sales	£245.1	£251.4	£255.5	£253.8	£261.4
Business cost of sales	56.8	56.7	61.6	54.0	47.2
Network and other operating costs (1)	101.4	95.1	99.8	95.1	93.1
Total operating costs	£403.3	£403.2	£416.9	£402.9	£401.7

Selling, general and administrative expenses
Employee and outsourcing costs (2)	£110.0	£109.7	£116.0	£115.8	£109.2
Marketing costs (3)	46.7	54.1	52.6	33.3	46.4
Facilities (4)	15.4	15.8	14.4	14.0	14.3
Other (5)	29.6	32.0	29.8	34.0	30.1
Total selling, general and administrative expenses	£201.7	£211.6	£212.8	£197.1	£200.0

(1)   Network and other operating costs includes costs associated with the provision of the network and operating platforms including associated employee, outsourcing and facilities costs and certain other operating expenses.

(2)   Employee and outsourcing costs includes remuneration and benefits, temporary and contract staff, training and stock-based compensation costs together with costs of all major outsourced business activities.

(3)   Marketing costs includes advertising, brand costs, agency fees, support and research, public relations and internal communications costs.

(4)   Facilities costs include building costs, service costs, repairs and maintenance and utilities costs.

(5)   Other costs include billing, collections and bad debt, IT, legal and professional, license, insurance, and other indirect costs.

C1) CABLE OPERATIONS STATISTICS (excl Non-cable and Mobile Operations)

(data in 000’s except percentages, products/Customer and ARPU)

	Three months ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2012	2012	2012	2011	2011
Customers
Opening Customers	4,812.1	4,826.8	4,805.6	4,790.6	4,784.3
Gross adds	243.0	181.7	189.3	203.1	243.7
Gross disconnects	(203.5)	(196.4)	(168.1)	(188.1)	(237.4)
Net customer adds (disconnects)	39.5	(14.7)	21.2	15.0	6.3
Closing Customers	4,851.6	4,812.1	4,826.8	4,805.6	4,790.6

Monthly Cable customer churn %	1.4%	1.4%	1.2%	1.3%	1.7%

Products
Opening products	12,068.6	12,071.5	11,998.7	11,975.9	11,971.3
Net product adds (disconnects)	77.0	(2.9)	72.8	22.8	4.6
Closing products	12,145.6	12,068.6	12,071.5	11,998.7	11,975.9

Net product adds (disconnects)
Telephone	9.4	0.7	14.9	(8.3)	(14.0)
Television	10.7	(7.6)	12.2	1.1	(5.7)
Broadband	56.9	4.0	45.7	30.0	24.3
Total Net product adds (disconnects)	77.0	(2.9)	72.8	22.8	4.6

Products
Telephone	4,157.7	4,148.3	4,147.6	4,132.7	4,141.0
Television	3,778.4	3,767.7	3,775.3	3,763.1	3,762.0
Broadband	4,209.5	4,152.6	4,148.6	4,102.9	4,072.9
Total products	12,145.6	12,068.6	12,071.5	11,998.7	11,975.9

Products / Customer	2.50	2.51	2.50	2.50	2.50

Bundled Customers
Dual products	1,019.1	1,042.0	1,062.0	1,069.8	1,069.7
Triple products	3,137.5	3,107.3	3,091.3	3,061.6	3,057.8
Percentage of dual or triple products	85.7%	86.2%	86.0%	86.0%	86.2%
Percentage of triple products	64.7%	64.6%	64.0%	63.7%	63.8%

Cable ARPU (1)	£48.73	£48.82	£46.95	£47.85	£47.86
ARPU calculation:
Consumer cable revenue (millions)	£704.7	£706.1	£678.3	£688.5	£685.0
Average customers	4,820.6	4,821.1	4,816.6	4,796.9	4,771.5

(1)   Cable monthly ARPU is calculated on a quarterly basis by dividing total revenue generated from the provision of telephone, television and internet services to customers who are directly connected to our network in that period together with revenue generated from our customers using our virginmedia.com website, exclusive of VAT, by the average number of customers directly connected to our network in that period divided by three. The average number of customers is calculated by adding the number of customers at the start of the quarter and at the end of each month of the quarter and dividing by four.

C2) NON-CABLE OPERATIONS STATISTICS

(data in 000’s)

	Three months ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2012	2012	2012	2011	2011
Customers
Opening Customers	218.6	233.0	248.2	261.3	266.4
Net customer (disconnects) adds	(14.7)	(14.4)	(15.2)	(13.1)	(5.1)
Closing Customers	203.9	218.6	233.0	248.2	261.3

Products
Opening products
Telephone	146.7	155.3	163.3	169.7	169.0
Broadband	218.6	233.0	248.2	260.7	265.9
	365.3	388.3	411.5	430.4	434.9

Net product adds (disconnects)
Telephone	(10.2)	(8.6)	(8.0)	(6.4)	0.7
Broadband	(14.7)	(14.4)	(15.2)	(12.5)	(5.2)
	(24.9)	(23.0)	(23.2)	(18.9)	(4.5)

Closing products
Telephone	136.5	146.7	155.3	163.3	169.7
Broadband	203.9	218.6	233.0	248.2	260.7
	340.4	365.3	388.3	411.5	430.4

C3) MOBILE OPERATIONS STATISTICS

(data in 000’s except ARPU)

	Three months ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2012	2012	2012	2011	2011
Contract Customers (1)(2)
Opening Contract Customers	1,641.9	1,588.0	1,523.9	1,421.4	1,346.6
Net contract customer adds	29.0	53.9	64.1	102.5	74.8
Closing Contract Customers (1)	1,670.9	1,641.9	1,588.0	1,523.9	1,421.4

Prepay Customers (2)
Opening Prepay Customers	1,384.8	1,420.0	1,513.4	1,566.9	1,705.2
Net prepay customer disconnects	(24.1)	(35.2)	(93.4)	(53.5)	(138.3)
Closing Prepay Customers	1,360.7	1,384.8	1,420.0	1,513.4	1,566.9

Total Closing Customers (2)	3,031.6	3,026.7	3,008.0	3,037.3	2,988.3

Mobile Revenue
Contract service revenue (millions) (3)	£99.3	£99.6	£98.7	£97.6	£94.0
Prepay service revenue (millions) (3)	34.5	34.9	36.4	41.4	44.1
Equipment revenue (millions)	3.0	1.9	3.4	3.2	3.1
	£136.8	£136.4	£138.5	£142.2	£141.2

Mobile ARPU (4)	£14.72	£14.86	£14.96	£15.46	£15.22
ARPU calculation:
Service revenue (millions)	£133.8	£134.5	£135.1	£138.9	£138.1
Average customers	3,030.8	3,017.1	3,009.7	2,995.5	3,022.9

(1)   Contract customers represents the number of contracts relating to either a mobile service or a mobile broadband contract.

(2)   Mobile customer information is for active customers. Prepay customers are defined as active customers if they have made an outbound call or text in the preceding 30 days. Contract customers are defined as active customers if they have entered into a contract with Virgin Mobile for a minimum 30-day period and have not been disconnected.

(3)   Amounts previously reported for contract service revenue have been reduced by £1.2m for the three months ended March 31, 2012 and by £2.1m for the three months ended June 30, 2012, to reflect credits applied to contract customer accounts that had been reported against prepay service revenue. A corresponding increase has been included in prepay service revenue for each of these periods.

(4)   Mobile ARPU is calculated on a quarterly basis by dividing service revenue (contract and prepay) for the period by the average number of active customers (contract and prepay) for the period, divided by three. The average number of customers is calculated by adding the number of customers at the start of the quarter and at the end of each month of the quarter and dividing by four.

D)  FREE CASH FLOW CALCULATION

(in £ millions) (unaudited)

FCF is defined as OCF reduced by purchase of fixed and intangible assets, as reported in our statements of cash flows, and net interest expense, as reported in our statements of operations. See Appendix F for a discussion of the use of FCF as a non-GAAP financial measure and the reconciliation of FCF to GAAP net cash provided by operating activities.

	Three months ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2012	2012	2012	2011	2011

Operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF)	£422.7	£412.1	£376.5	£423.7	£398.3
Purchase of fixed and intangible assets	(202.7)	(185.6)	(184.1)	(177.4)	(155.7)
Interest expense (net) (1)	(100.0)	(98.1)	(105.3)	(106.7)	(107.1)

Free Cash Flow (FCF)	£120.0	£128.4	£87.1	£139.6	£135.5

(1)   For the three months ended June 30, 2012, interest expense (net) is shown exclusive of the reversal of a contingent liability of £5.5m which expired during the quarter and is included in interest income and other, net, in the condensed consolidated statements of comprehensive income.

E1)  FIXED ASSET ADDITIONS (ACCRUAL BASIS)

(in £ millions) (unaudited)

Virgin Media is not a member of NCTA (National Cable Telecommunications Association) and is providing this information solely for comparative purposes. See Appendix F for a discussion of the use of Fixed Asset Additions (Accrual Basis) as a non-GAAP financial measure and the reconciliation of Fixed Asset Additions (Accrual Basis) to GAAP purchase of fixed and intangible assets.

	Three months ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2012	2012	2012	2011	2011

NCTA Fixed Asset Additions
Customer premises equipment (CPE)	£84.3	£88.9	£96.2	£108.3	£50.8
Scaleable infrastructure	51.5	76.2	62.9	56.6	60.0
Commercial	38.5	36.9	41.7	32.9	40.7
Line extensions	1.2	2.5	2.5	3.7	4.7
Upgrade/rebuild	8.6	9.7	7.3	7.9	6.3
Support capital	18.0	23.0	21.5	17.0	20.0
Total NCTA Fixed Asset Additions	202.1	237.2	232.1	226.4	182.5
Non NCTA Fixed Asset Additions	1.1	1.2	1.0	0.6	0.9
Total Fixed Asset Additions (Accrual Basis)	203.2	238.4	233.1	227.0	183.4

Fixed assets acquired under capital leases (1)	(24.7)	(30.1)	(23.5)	(61.2)	(0.7)
Changes in liabilities related to:
Fixed Asset Additions (Accrual Basis)	24.2	(22.7)	(25.5)	11.6	(27.0)
Total Purchase of Fixed and Intangible Assets	£202.7	£185.6	£184.1	£177.4	£155.7

Comprising:
Purchase of Fixed Assets	202.7	185.6	184.1	177.4	155.7
Purchase of Intangible Assets	—	—	—	—	—
	£202.7	£185.6	£184.1	£177.4	£155.7

(1)   CPE and Fixed assets acquired under capital leases for the three months ended December 31, 2011 includes £55.5 million in relation to TiVo set-top boxes installed prior to the fourth quarter that were converted from operating leases to capital leases. See Appendix E2) Capital Lease Activity.

E2)  CAPITAL LEASE ACTIVITY

(in £ millions) (unaudited)

	Three months ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2012	2012	2012	2011	2011

Opening capital lease liability	£241.0	£260.2	£258.0	£213.3	£244.6
Additions	24.7	30.1	23.5	5.7	0.7
TiVo operating lease conversion	—	—	—	55.5	—
Principal payments on capital leases	(21.5)	(28.8)	(21.3)	(16.5)	(32.0)
Lease termination (1)	—	(20.5)	—	—	—
Closing capital lease liability	£244.2	£241.0	£260.2	£258.0	£213.3

Interest expense on capital leases	£3.6	£4.5	£4.4	£4.0	£3.9

(1)   During the three months ended June 30, 2012, we terminated certain capital leases for assets we longer need, resulting in a non-cash reduction of our capital lease liability and derecognition of the related assets.

F)  USE OF NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS TO GAAP

Virgin Media uses certain financial measures with a view to providing investors with a better understanding of the operating results and underlying trends to measure past and future performance and liquidity. These measures which are not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) are defined as follows:

•                  OCF is operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges.

•                  Free Cash Flow (FCF) is OCF reduced by purchase of fixed and intangible assets, as reported in our statements of cash flows, and net interest expense, as reported in our statements of operations. Our definition of FCF excludes the impact of working capital fluctuations and restructuring costs.

•                  Fixed Asset Additions (Accrual Basis) is the purchase of fixed and intangible assets as measured on an accrual basis, excluding asset retirement obligation related assets.

•                  Net debt is long term debt inclusive of current portion, less cash and cash equivalents.

We also use non-GAAP measures in the calculation of certain ratios, such as Net debt/annualized OCF and Net debt/last twelve months OCF on both an as reported and unhedged basis. Net debt/annualized OCF is net debt divided by the last quarter of OCF multiplied by four. Net debt/last twelve months OCF is net debt divided by the last twelve months of OCF.

Our management considers OCF is an important indicator of our operational strength and performance during the relevant periods. This measure excludes the impact of costs and expenses that do not directly affect our cash flows. Other charges, including restructuring charges, are also excluded from this measure as management believes they are not characteristic of our underlying business operations.   Our management considers FCF as a helpful measure in assessing our liquidity and prospects for the future. We believe FCF is useful to investors as a basis for comparing our performance and coverage ratios and is an additional way of viewing aspects of our operations that provide a more complete understanding of factors and trends affecting our business. Our management considers Fixed Asset Additions (Accrual Basis) an important component in evaluating our liquidity and financial condition since purchases of fixed assets are a necessary component of ongoing operations. Our management considers net debt is a measure that is helpful for understanding our debt funding obligations and that net debt/annualized OCF and net debt/last twelve months OCF are helpful in understanding and analyzing our level of indebtedness in relation to our capital structure and earnings capabilities.

Some of the significant limitations associated with the use of OCF as compared to operating income are that OCF does not consider the amount of required reinvestment in depreciable fixed assets and ignores the impact on our results of operations of items that management believes are not characteristic of our underlying business operations. FCF should not be understood to represent our ability to fund discretionary amounts, as we have various contractual obligations which are not deducted to arrive at FCF. We compensate for this limitation by separately measuring and forecasting working capital. The significant limitations associated with the use of Fixed Asset Additions (Accrual Basis) as compared to purchase of fixed and intangible assets is that Fixed Asset Additions (Accrual Basis) excludes timing differences from payments of liabilities, including finance leases, related to purchase of fixed and intangible assets. We exclude these amounts from Fixed Asset Additions (Accrual Basis) because timing differences from payments of liabilities, including the use of finance leases, are more related to the cash management treasury function than to our management of fixed asset purchases for long term operational performance and liquidity. The significant limitation associated with the use of net debt as compared to long term debt, net of current portion, is that net debt includes the current portion of long term debt. This measure also assumes that all of the cash and cash equivalents are available to service debt.

OCF is most directly comparable to the GAAP financial measure operating income. FCF is most directly comparable to the GAAP financial measure net cash provided by operating activities. Fixed Asset Additions (Accrual Basis) is most directly comparable to the GAAP financial measure purchase of fixed and intangible assets, as reported in our statements of cash flows. Since these measures are not calculated in accordance with GAAP, they should not be considered as substitutes for operating income, net cash provided by operating activities and purchase of fixed and intangible assets, respectively. Net debt is most directly comparable to the GAAP financial measure long term debt (net of current portion). Because non-GAAP financial measures are not standardized, it may not be possible to compare our OCF, FCF, Fixed Asset Additions (Accrual Basis) or Net debt with other companies’ non-GAAP financial measures that have the same or similar names.

The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for other measures of financial performance reported in accordance with GAAP. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business. We encourage investors to review our financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

The following tables present the reconciliations of OCF, FCF and Fixed Asset Additions (Accrual Basis) and Net debt to their nearest measure of financial performance in accordance with GAAP, and the calculations of Net debt/Annualized OCF and Net debt/Last Twelve Months OCF.

Reconciliations of operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF) to GAAP operating income

(in £ millions) (unaudited)

	Last twelve months ended	Three months ended
	September 30,	September 30,	June 30,	March 31,	December 31,
	2012	2012	2012	2012	2011

Operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF)	£1,635.0	£422.7	£412.1	£376.5	£423.7

Reconciling items
Depreciation and amortization	(973.4)	(243.5)	(233.0)	(240.2)	(256.7)
Restructuring and other charges	(4.8)	0.8	0.5	(5.4)	(0.7)
Operating income	£656.8	£180.0	£179.6	£130.9	£166.3

	Last twelve months ended	Three months ended
	September 30,	September 30,	June 30,	March 31,	December 31,
	2011	2011	2011	2011	2010

Operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF)	£1,570.1	£398.3	£392.1	£376.1	£403.6

Reconciling items
Depreciation and amortization	(1,075.9)	(263.7)	(258.3)	(262.9)	(291.0)
Restructuring and other charges	(49.3)	(6.2)	1.1	(2.6)	(41.6)
Operating income	£444.9	£128.4	£134.9	£110.6	£71.0

Reconciliations of Free Cash Flow (FCF) to GAAP net cash provided by operating activities

(in £ millions) (unaudited)

	Three months ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2012	2012	2012	2011	2011

Free Cash Flow (FCF)	£120.0	£128.4	£87.1	£139.6	£135.5

Reconciling items (see Note below):
Purchase of fixed and intangible assets	202.7	185.6	184.1	177.4	155.7
Changes in operating assets and liabilities	9.4	(71.7)	(25.3)	5.2	2.8
Non-cash compensation	3.4	6.1	7.6	5.3	2.9
Non-cash interest	32.0	(20.3)	17.9	(3.6)	19.7
Share of net income of affiliates	—	—	—	—	4.5
Realized foreign exchange (losses) gains	(0.1)	(1.4)	(5.1)	(2.6)	0.2
Realized losses on derivatives	(4.4)	(3.0)	(2.0)	(27.0)	(5.9)
Restructuring and other charges	0.8	0.5	(5.4)	(0.7)	(6.2)
Income taxes	0.7	1.3	1.3	(0.9)	1.4
Debt redemption premium cost	—	—	(48.1)	—	(15.5)
Other (1)	—	5.5	—	1.7	1.9
Net cash provided by operating activities	£364.5	£231.0	£212.1	£294.4	£297.0

(1)   For the three months ended June 30, 2012, the reversal of a contingent liability of £5.5m is included in other, which is included within Interest income and other, net, in the condensed consolidated statement of comprehensive income.

Reconciliation of Fixed Asset Additions (Accrual Basis) to GAAP purchase of fixed and intangible assets

(in £ millions) (unaudited)

	Three months ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2012	2012	2012	2011	2011

Fixed Asset Additions (Accrual Basis)	£203.2	£238.4	£233.1	£227.0	£183.4

Fixed assets acquired under capital leases	(24.7)	(30.1)	(23.5)	(61.2)	(0.7)
Changes in liabilities related to fixed asset additions	24.2	(22.7)	(25.5)	11.6	(27.0)
Total Purchase of Fixed and Intangible Assets	£202.7	£185.6	£184.1	£177.4	£155.7
Comprising:
Purchase of fixed assets	202.7	185.6	184.1	177.4	155.7
Purchase of intangible assets	—	—	—	—	—
	£202.7	£185.6	£184.1	£177.4	£155.7

Reconciliation of gross debt (including current portion) to net debt, and calculations of net debt (as reported and hedged) to annualized and last twelve months OCF

(in £ millions, except net debt / annualized OCF, and net debt / last twelve months OCF) (unaudited)

	As reported	At hedged rate	As reported	At hedged rate
	September 30, 2012	September 30, 2012 (1)	September 30, 2011	September 30, 2011 (1)
Bank Debt
Sterling denominated	£750.0	£750.0	£750.0	£750.0
Sterling denominated - revolving facility (utilised portion)	0.0	0.0	50.0	50.0

Senior Notes
$850 / $1,350m senior notes due 2016 (2)	515.6	526.7	845.3	835.9
€180m senior notes due 2016 (3)	139.2	158.6	150.6	158.6
$600m senior notes due 2019 (4)	366.3	362.9	379.1	387.9
£350m senior notes due 2019 (5)	345.5	350.0	345.1	350.0
$500m senior notes due 2022 (6)	309.3	313.6	—	—
£875m senior secured notes due 2018 (7)	865.5	875.0	864.1	875.0
$1,000m senior secured notes due 2018 (8)	611.9	615.6	632.8	615.7
$500m senior secured notes due 2021 (9)	353.0	308.9	347.6	308.9
£650m senior secured notes due 2021 (10)	751.2	650.0	705.6	650.0

Convertible Notes
$1,000 convertible senior notes due 2016 (11)	540.8	540.8	545.5	545.5

Capital Leases / Other	244.3	244.3	213.7	213.7

Gross debt (including current portion) (12)	5,792.6	5,696.4	5,829.4	5,741.2

Cash and cash equivalents	(113.4)	(113.4)	(438.3)	(438.3)

Net debt	£5,679.2	£5,583.0	£5,391.1	£5,302.9

Annualized OCF (quarterly OCF x4) (13)	£1,690.8	£1,690.8	£1,593.2	£1,593.2
Net debt / annualized OCF	3.4	3.3	3.4	3.3

Last twelve months OCF (13)	£1,635.0	£1,635.0	£1,570.1	£1,570.1
Net debt / last twelve months OCF	3.5	3.4	3.4	3.4

(1)   Certain of the derivatives described below do not qualify in hedge accounting relationships under US GAAP. The hedged rate is defined as the amount in GBP we would repay at maturity relating to debt obligations, net of any payments or receipts on related derivative instruments.

(2)   Face value of $850m and $1,350m hedged at $1.6137 and $1.6149 to August 2016, at September 30, 2012 and September 30, 2011, respectively. $500m were repurchased on March 28, 2012.

(3)   Face value of €180m hedged to August 2016 at €1.1351.

(4)   Face value of $600m hedged at $1.6535 and $1.5468 to October 2019, at September 30, 2012 and September 30, 2011, respectively.

(5)   Face value of £350m.

(6)   Face value of $500m hedged to February 2022 at $1.5945.

(7)   Face value £875m.

(8)   Face value of $1,000m hedged to January 2018 at $1.6242.

(9)   The carrying value of the $500m 5.25% senior secured notes due 2021 has been increased by £45.5m and £45.7m as at September 30, 2012 and September 30, 2011 respectively, as a result of the application of fair value hedge accounting. Face value of $500m hedged to January 2021 at $1.6185.

(10) The carrying value of the £650m 5.50% senior secured notes due 2021 has been increased by £106.3m and £77.9m as at September 30, 2012 and September 30, 2011 respectively, as a result of the application of fair value hedge accounting.

(11) Face value of $1,000m.  Principal unhedged. Shown at GAAP net carrying value (principal after the unamortized discount of equity component).

(12) The carrying value of gross debt is comprised of long term debt, net of current portion and the current portion of long term debt.

(13) See Appendix F for a reconciliation of operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF) to GAAP operating income for the three months and last twelve months ended September 30, 2012 and 2011.